Exhibit 10.6
COUNTRYWIDE FINANCIAL CORPORATION
2006 Equity Incentive Plan
Performance-Based
Restricted Stock Unit Award Agreement
     The Participant specified below has been granted these Restricted Stock Units (“RSUs”) by Countrywide Financial Corporation, a Delaware corporation (the “Company”) under the terms of the Countrywide Financial Corporation 2006 Equity Incentive Plan (the “Plan”). The RSUs shall be subject to the following terms and conditions set forth herein as well as the terms of the Plan (the “RSU Terms”).
     Section 1. Award. In accordance with the Plan, the Company hereby grants to the Participant these RSUs where each unit represents the right to receive one share of Common Stock in the future. These RSUs are in all respects limited and conditioned as provided herein. Except where the context clearly implies to the contrary, any capitalized terms in this award shall have the meaning ascribed to them in the Plan.
     Section 2. Terms of Award. The following words and phrases relating to the grant of the RSUs shall have the following meanings:
          (a) The “Participant” is the individual recipient of the RSU Award on the specified Grant Date.
          (b) The “Grant Date” is [                    ].
          (c) The number of “Units” is the number of Units awarded to the Participant on the Grant Date as reflected in the corporate records set forth on the RSU Statement (the “Statement”) linked electronically hereto.
          (d) The “Delivery Date” shall be the end of the Restricted Period, with respect to the applicable Units.
     Section 3. Restricted Period. This Agreement along with the Statement evidences the Company’s grant to the Participant as of the Grant Date, on the terms and conditions described in this Agreement and in the Plan, RSUs, as well as the right of the Participant to become entitled to receive Stock with respect to that portion of the Units no longer covered by a Restricted Period. Subject to the limitations of the RSU Terms, the “Restricted Period” for each installment of Units (“Installment”) shall begin on the Grant Date and end when the Earnings Per Share (“EPS”) goals of the Company have been attained pursuant to the following schedule (but only if the Participant has not had a Termination of Service before the end of the Restricted Period):

Installment	End of Restricted Period*	Cumulative EPS Goals
[___]%	[Insert Date]	$[XX.XX] (EPS for [Insert year] only)
[___]%	[Insert Date]	$[XX.XX] (EPS for [Insert year] only)
[___]%	[Insert Date]	$[XX.XX] (EPS for [Insert year] only)
Remaining restricted Units	[Insert Date]	$[XX.XX] (EPS for [Insert year] only)
          (a) Notwithstanding the foregoing provisions of this Section 3, the Restricted Period shall cease immediately upon the earliest of the following events to occur, whether or not the cumulative EPS Goals have been met: (i) a Change in Control that occurs on or before the Participant’s Termination of Service; or (ii) the Participant’s Termination of Service as a result of the Participant’s Death, Disability or Retirement.
          (b) In the event the Participant’s Termination of Service other than due to Death, Disability or Retirement occurs prior to the expiration of one or more Restricted Periods, the Participant shall forfeit all rights, title and interest in and to that portion of Units which have not vested as of the Participant’s Termination of Service date.
     Section 4. Settlement of Units. As soon as administratively practicable following the end of a Restricted Period or upon immediate vesting as described in Section 3, the Company shall deliver to the Participant one share of the Company’s Stock free and clear of any restrictions in settlement of each of the unrestricted Units.
     Notwithstanding the foregoing provisions of Sections 3 or 4, in the event that the settlement of the Units (or the payment of any dividend equivalents pursuant to Section 9, below) would generate taxable income to the Participant that would not be deductible to the Company due to the application of the limitations of Code section 162(m), such delivery shall be deferred until the earlier of (i) such time as Company reasonably anticipates that the limitations of Code section 162(m) on the Company’s deduction for amounts paid to the Participant no longer apply or (ii) January 15th of the year following the year in which the Participant’s Termination of Service occurs.
     Section 5. Withholding. All deliveries of Units pursuant to this Agreement shall be subject to withholding of all applicable taxes. The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs or Designated Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the Delivery Date of any certificate or certificates for Stock under this Agreement. At the election of the Participant, subject to the rules and limitations as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Common Stock which the Participant already owns, or to which Participant is otherwise entitled under the Plan.

*	Provided Cumulative EPS Goals are achieved.

     Section 6. Rights of the Participant. The Participant shall not be, or deemed to be, for any purpose, the owner of any Covered Shares subject to any RSUs.
     Section 7. Heirs and Successors. The RSU Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been settled or distributed, respectively, at the time of the Participant’s Death, such rights shall be settled and payable to the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee on the form found in HRCentral, or such other form as the Committee may require. The designation of beneficiary form may be amended or revoked from time to time by the Participant. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been payable to the Participant and shall be payable to the legal representative of the estate of the Participant. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been payable to the Participant and shall be payable to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the settlement of Designated Beneficiary’s rights under this Agreement, then any rights that would have been payable to the Designated Beneficiary shall be payable to the legal representative of the estate of the Designated Beneficiary.
     Section 8. Non-Transferability of RSU. During the Restricted Period, the Participant shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of any Units awarded under this Agreement.
     Section 9. Dividend Equivalents. Subject to the application of Section 4, the Participant shall be entitled to receive a payment of additional Units equal in value to any cash dividends and property distributions paid with respect to the RSUs (other than dividends or distributions of securities of the Company which may be issued with respect to its shares by virtue of any stock split, combination, stock dividend or recapitalization – to the extent covered in Section 2.3(d) of the Plan) that become payable during the Restricted Period (“Dividend Equivalents”); provided, however, that no Dividend Equivalents shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions occurring prior to the Grant Date, or with respect to record dates for such dividends or distributions occurring on or after the date, if any, on which the Participant has forfeited the Units. Dividend Equivalents shall be paid at such times as the Committee shall determine in its discretion and shall be subject to the same restrictions applicable to the underlying Units.
     Section 10. No Voting Rights. The Participant shall not be a shareholder of record with respect to the Units during the Restricted Period and shall have no voting rights with respect to the Units during the Restricted Period.

     Section 11. Securities Laws. The Participant acknowledges that certain restrictions under state or federal securities laws may apply with respect to the Units granted pursuant to this Award, even after they have been delivered as shares to the Participant. Specifically, Participant acknowledges that, to the extent he or she is an “affiliate” of the Company (as that term is defined by the Securities Act of 1933), the Units granted pursuant to this Award are subject to certain trading restrictions under applicable securities laws (including particularly the Securities and Exchange Commission’s Rule 144). Participant hereby agrees to execute such documents and take such actions as the Company may reasonably require with respect to state and federal securities laws and any restrictions on the resale of such shares which may pertain under such laws.
     Section 12. Administration. The authority to manage and control the operation and administration of the RSU Terms and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to the RSU Terms as it has with respect to the Plan. Any interpretation of the RSU Terms or the Plan by the Committee and any decision made by it with respect to the RSU Terms or the Plan are final and binding on all persons.
     Section 13. Plan Governs. Notwithstanding anything in the RSU Terms to the contrary, the RSU Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and the RSU Terms are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Notwithstanding anything in the RSU Terms to the contrary, in the event of any discrepancies between the corporate records and the Statement, the corporate records shall control.
     Section 14. Not An Employment Contract. The RSUs will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.
     Section 15. Amendment. The RSU Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.
     Section 16. Section 409A Amendment. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A. Participant’s acceptance of this Award constitutes acknowledgement and consent to such rights of the Committee.
     Section 17. Statement and Modifications. The RSU granted to the Participant under the RSU Terms set forth in this Agreement shall be set forth on the Statement. The Participant hereby acknowledges and agrees that the Statement may be revised from time to time by the Company to reflect additional grants of RSUs, exercises of RSUs and any permitted modifications to the Plan and RSUs granted thereunder. Unless the Participant provides written notice to the Company’s RSU Administrator within thirty (30) days of receipt of the Statement at the principal office of the Company in Calabasas, California, or such other addresses as may be communicated to the Participant, the Statement (including any revisions incorporated therein) shall be binding on the Participant, without further notice to or acknowledgement by the Participant. If no notice is received from the Participant within the thirty (30) day period, then the Participant shall be deemed to have acknowledged that the Statement is binding with respect to the information contained therein.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date and, by clicking the Accept Button below, the Participant acknowledges acceptance of the terms and conditions of this Agreement.
COUNTRYWIDE FINANCIAL CORPORATION

By:

Its:

Yes, I do accept
(Click here to view grant information. Use your HRCentral password to log in)
No, I do not accept
(Click here to reject and void the grant)

5